Filed Pursuant to Rule 433
Registration No. 333-183621

Final Term Sheet

June 9, 2014

THE HOME DEPOT, INC.

$1,000,000,000 2.00% Senior Notes due 2019

$1,000,000,000 4.40% Senior Notes due 2045

Issuer:	The Home Depot, Inc.

Title of Securities:

$1,000,000,000 2.00% Senior Notes due June 15, 2019 (the “Notes due 2019”)

$1,000,000,000 4.40% Senior Notes due March 15, 2045 (the “Notes due 2045” and,

together with the Notes due 2019, the “Notes”)

Principal Amount:	Notes due 2019: $1,000,000,000 Notes due 2045: $1,000,000,000

Expected Ratings (Moody’s/S&P)*:	A2 / A (stable outlook / stable outlook)

Trade Date:	June 9, 2014

Settlement Date (T+3):	June 12, 2014

Maturity Date:	Notes due 2019: June 15, 2019 Notes due 2045: March 15, 2045

Interest Payment Dates:	Notes due 2019: Semi-annually on each June 15 and December 15, commencing December 15, 2014 Notes due 2045: Semi-annually on each March 15 and September 15, commencing September 15, 2014

Optional Redemption:

Notes due 2019: Prior to May 15, 2019, make-whole call at

T+10 bps; par call on and after May 15, 2019

Notes due 2045: Prior to September 15, 2044, make-whole call at

T+15 bps; par call on and after September 15, 2044

Treasury Benchmark:	Notes due 2019: 1.500% due May 31, 2019 Notes due 2045: 3.625% due February 15, 2044

Benchmark Yield:	Notes due 2019: 1.681% Notes due 2045: 3.444%

Spread to Benchmark:	Notes due 2019: 40 bps Notes due 2045:105 bps

Reoffer Yield:	Notes due 2019: 2.081% Notes due 2045: 4.494%

Coupon:	Notes due 2019: 2.00% per annum Notes due 2045: 4.40% per annum

Price to Public:	Notes due 2019: 99.617% Notes due 2045: 98.447%

CUSIP/ISIN:	Notes due 2019: 437076 BE1 / US437076BE14 Notes due 2045: 437076 BF8 / US437076BF88

Joint Book-Running Managers:	Barclays Capital Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Co-Managers:

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Fifth Third Securities, Inc.

Goldman, Sachs & Co.

RBC Capital Markets, LLC

RBS Securities Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

The Williams Capital Group, L.P.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Lebenthal & Co., LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) Barclays Capital Inc. toll-free at 1-888-603-5847 or by emailing barclaysprospectus@broadridge.com, (ii) J.P. Morgan Securities LLC collect at 1-212-834-4533, (iii) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or by e-mailing dg.prospectus_requests@baml.com or (iv) Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.